As filed with the Securities and Exchange Commission on January 12, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	39-0126090 (I.R.S. Employer Identification No.)

5075 Westheimer, Suite 890
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)
Allis-Chalmers Energy Inc.
2006 Incentive Plan
(Full title of the plan)
Victor M. Perez, Chief Financial Officer
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
(Name and address of agent for service)
(713) 369-0550
(Telephone number, including area code, of agent for service)

Copies to:
Robert V. Jewell
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered	per share	price	fee
Common Stock, par value $0.01 per share	1,500,000 shares (1)(2)	$18.71 (1)	$28,065,000	$3,003

(1)	Represents 1,500,000 shares of common stock reserved for issuance under the Allis-Chalmers Energy Inc. 2006 Incentive Plan. The registration fee for such shares was calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on January 9, 2007 as reported on the American Stock Exchange.
(2)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of shares of common stock that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding shares of common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Allis-Chalmers Energy Inc. 2006 Incentive Plan (which we refer to as the Plan) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (which we refer to as the Securities Act). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission, or the SEC, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, we shall furnish to the SEC or its staff a copy of any or all of the documents included in the file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We incorporate by reference in this registration statement the following documents and information previously filed with the SEC, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed. Unless the context requires otherwise, references in this registration statement to “Allis-Chalmers,” “the registrant,” “we,” “us,” or “our” refer to Allis-Chalmers Energy Inc. and its direct and indirect subsidiaries on a consolidated basis.
(1)	Our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on May 1, 2006, and Amendment No. 2 to such report, as filed with the SEC on July 24, 2006.

(2)	Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on July 24, 2006.

(3)	Our quarterly report on Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC on August 14, 2006.

(4)	Our quarterly report on Form 10-Q for the quarter ended September 30, 2006, as filed with the SEC on November 8, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on December 29, 2006.

(5)	Our current reports on Form 8-K and Form 8-K/A, as filed with the SEC on January 24, 2006, February 1, 2006 (three reports), February 3, 2006, February 24, 2006, April 3, 2006, April 6, 2006, April 25, 2006, April 28, 2006, May 9, 2006, June 16, 2006, July 17, 2006, July 27, 2006, August 9, 2006, August 14, 2006 (two reports), August 23, 2006, September 18, 2006, September 29, 2006, October 19, 2006, October 26, 2006, December 1, 2006, December 14, 2006, December 19 2006, December 26, 2006, December 29, 2006 and January 4, 2007.

(6)	Our current reports on Form 8-K and Form 8-K/A containing additional information required by Rule 3-05 and Article 11 of Regulation S-X, as filed with the SEC on April 5, 2005, May 6, 2005, June 10, 2005, July 15, 2005 and September 2, 2005.

(7)	The description of our common stock, par value $0.01 per share, set forth in our Registration Statement on Form 8-A, as filed with the SEC on September 10, 2004, and any amendment or report subsequently filed by us for the purpose of updating such description.
     All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     The registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its by-laws provide for the indemnification by the registrant of each director, officer and employee of the registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     The registrant’s Certificate of Incorporation provides that a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.
     The registrant has entered into separate but identical indemnity agreements (the “Indemnity Agreements”) with each director of the registrant and certain officers of the registrant (the “Indemnitees”). Pursuant to the terms and conditions of the Indemnity Agreements, the registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee’s conduct was unlawful.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.
Item 9. Undertakings.
(a)      The undersigned registrant hereby undertakes:
         (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 12, 2007.

ALLIS-CHALMERS ENERGY INC.
By:	/s/ Victor M. Perez
Victor M. Perez
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Allis-Chalmers Energy Inc. hereby constitutes and appoints Munawar H. Hidayatallah, Victor M. Perez and Theodore F. Pound III, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Munawar H. Hidayatallah Munawar H. Hidayatallah	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 12, 2007

/s/ Burt A. Adams Burt A. Adams	Vice Chairman of the Board, President and Chief Operating Officer	January 12, 2007

/s/ Victor M. Perez Victor M. Perez	Chief Financial Officer (Principal Financial Officer)	January 12, 2007

/s/ Bruce Sauers Bruce Sauers	Chief Accounting Officer (Principal Accounting Officer)	January 12, 2007

/s/ Ali H. M. Afdhal Ali H. M. Afdhal	Director	January 12, 2007

Alejandro P. Bulgheroni	Director

Carlos A. Bulgheroni	Director

/s/ Jeffrey R. Freedman Jeffrey R. Freedman	Director	January 12, 2007

/s/ Victor F. Germack Victor F. Germack	Director	January 12, 2007

Signature	Title	Date

/s/ John E. McConnaughy, Jr. John E. McConnaughy, Jr.	Director	January 12, 2007

/s/ Robert E. Nederlander Robert E. Nederlander	Director	January 12, 2007

/s/ Leonard Toboroff Leonard Toboroff	Director	January 12, 2007

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File No. 002-59583)).

4.2	Certificate of Designations, Preferences and Rights of the Series A 10% Cumulative Convertible Preferred Stock ($.01 Par Value) of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 21, 2002 (SEC File No. 002-59583)).

4.3	Amended and Restated By-laws of Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File No. 002-59583)).

4.4	Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on June 9, 2004 (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (SEC File No. 002-59583)).

4.5	Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on January 5, 2005 (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed January 11, 2005 (SEC File No. 001-02199)).

4.6	Specimen of Stock Certificate of Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (SEC File No. 002-59583)).

4.7†	Allis-Chalmers Energy Inc. 2006 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 18, 2006 (SEC File No. 001-02199)).

4.8†	Form of Employee Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed September 18, 2006 (SEC File No. 001-02199)).

4.9†	Form of Employee Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed September 18, 2006 (SEC File No. 001-02199)).

4.10†	Form of Employee Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed September 18, 2006 (SEC File No. 001-02199)).

4.11†	Form of Non-Employee Director Restricted Stock Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed September 18, 2006 (SEC File No. 001-02199)).

4.12†	Form of Non-Employee Director Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed September 18, 2006 (SEC File No. 001-02199)).

5.1*	Opinion of Andrews Kurth LLP with respect to legality of the securities.

23.1*	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP.

23.2*	Consent of Gordon, Hughes and Banks, LLP.

23.3*	Consent of Wright, Moore, Dehart, Dupuis & Hutchinson, LLC.

23.4*	Consent of Curtis Blakely & Co., PC.

23.5*	Consent of Accounting & Consulting Group, LLP.

Exhibit
Number	Description
23.6*	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP.

23.7*	Consent of Sibille (formerly Finsterbusch Pickenhayn Sibille).

23.8*	Consent of Broussard, Poche, Lewis & Breaux, L.L.P.

23.9*	Consent of UHY LLP.

23.10*	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page of this registration statement).

†	Compensation plan or arrangement.

*	Filed herewith.